Exhibit 99

Stephen D. Blum – Investor Relations (480) 754-5040

Tom Herrmann – Media Relations (480) 754-2202

The Dial Corporation Announces Agreement
to Sell Argentina Business

Scottsdale, Ariz. (December 23, 2002) – The Dial Corporation (NYSE: DL) today announced that it has reached an agreement to sell its Argentina business to an entity designated by Southern Cross Group, a private equity investor in Argentina. The transaction is structured as a sale of the assets of Dial Argentina, S.A., which includes the stock it holds of its two subsidiaries, Sulfargen, S.A. and The Dial Corporation San Juan, S.A. The sale is subject to satisfaction of negotiated closing conditions and receipt of approvals under Argentina’s antitrust and bulk transfer laws. The sale is expected to close late in the first quarter or early in the second quarter of 2003.

     The after-tax loss from this transaction in the fourth quarter currently is expected to be in the range of $50.0 to $60.0 million or $0.53 to $0.64 per share (diluted). This non-cash loss includes the reversal of the $95.1 million currency translation adjustment that previously had been recorded as a reduction in equity. In the first quarter of 2002, the Company recorded an after-tax impairment charge of $43.3 million for the Argentina business as a result of adopting the Financial Accounting Standards Board (FASB) Statement No. 142, “Goodwill and Other

Intangible Assets.” The transaction is expected to yield positive cash flow from the sales proceeds of $6.0 million and tax benefits of approximately $55.0 million. Additionally, because Argentina’s earnings are being reclassified to a discontinued operation, estimated 2002 earnings per share from continuing operations before special items is expected to decline by $0.04 to $1.18 (diluted). The Company’s Argentina business lost $0.03 per share (diluted) in 2001 excluding special items. A reconciliation of the foregoing pro forma earnings per share numbers to earnings per share under generally accepted accounting principles for 2001 and 2002 is attached.

     “Although our in-country business remained relatively strong, Argentina is not a good fit for us. Our business is primarily a North American business and Argentina has been a management distraction and challenge,” said Herbert M. Baum, Dial’s chairman, president and CEO.

     Sales in Argentina, on a dollar basis, declined from $63.0 million in the first nine months of 2001 to $39.4 million in the same period in 2002, largely because of the devaluation of the peso.

     The Dial Corporation entered the Argentina market in 1997 when it purchased personal care products maker Nuevo Federal, S.A. and several Procter & Gamble soap brands. The Company also purchased the Plusbelle hair care brand from Revlon in 2000. The sale is consistent with the strategy Baum announced shortly after his selection as CEO in 2000 to fix or jettison businesses that were not performing up to expectations.

     The Dial Corporation, headquartered in Scottsdale, Ariz., is one of America’s leading manufacturers of consumer products, including Dial soaps, Purex laundry detergents, Renuzit air fresheners and Armour Star canned meats. Dial products have been in the American marketplace for more than 100 years. For more information about The Dial Corporation, visit the Company’s Web site at www.dialcorp.com.

     Statements in this press release as to the Company’s expectations, beliefs, plans or predictions for the future are forward-looking statements within the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements include the Company’s expectations that (i) the sale will close late in the first quarter or early in the second quarter of 2003; (ii) the after-tax loss from the sale will be in the range of $50.0 to $60.0 million or $0.53 to $0.64 per share (diluted); (iii) the sale will yield positive cash flow from the sales proceeds of $6.0 million and tax benefits of approximately $55.0 million; and (iv) earnings per share from continuing operations and before special items in fiscal year 2002 will be approximately $1.18 due to Argentina being reclassified as a discontinued operation.

     Forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and are subject to numerous known and unknown risks and uncertainties that could cause actual events or results to differ materially from those projected. For example, actual events or results could differ materially if (1) either party fails to satisfy the conditions to closing in the purchase agreement resulting in the deal not being completed in a timely manner or at all; (2) the Argentina government objects to the transaction based upon antitrust concerns; (3)  the Company does not successfully complete the bulk sales transfer proceedings in Argentina; (4) the Company is denied the $55.0 million of tax benefits currently anticipated from the sale, (5) there is a further devaluation of the Argentine Peso or economic conditions in Argentina continue to deteriorate, (6) economic conditions in the U.S. deteriorate resulting in lower sales, (7) competition in the categories in which the Company competes continues or intensifies, resulting in lower sales or requiring increased expenditures and lower profit margins to preserve or maintain market shares, (8) efforts to reduce costs are unsuccessful or do not yield anticipated savings, (9) new products are unsuccessful or do not produce the sales anticipated, (10) there are increases in raw material, petroleum, natural gas and/or energy prices, (11) the Company does not achieve the benefits anticipated from steps being taken to try to improve operations and financial results, or (12) the Company experiences a loss of or a substantial decrease in purchases by any of its major customers. These and other factors that could cause actual events or results to differ materially from those in the forward-looking statements are described in “Management’s Discussion and Analysis of Results of Operations and Financial Condition – Factors That May Affect Future Results and Financial Condition” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001.

     Due to these inherent uncertainties, the investment community is urged not to place undue reliance on forward-looking statements. In addition, the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to projections over time.

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Reconciliation of Pro Forma Earnings to GAAP Earnings

	Estimated Pro Forma Earnings Per Share
	Income (Loss)

	2001	2002

Income (Loss) Under Generally Accepted Accounting Principles	($1.45)	$0.19-$0.30
Adjusted for:
Range of Loss on Disposal of Argentina	—	(0.53 - 0.64)
Argentina Impairment Charge	—	(0.46)
Argentina Operations, Excluding Special Items	(0.03)	0.04
SPC Discontinued Operations	(2.21)	0.04
Restructuring Charges & Special Items	(0.10)	0.03

Estimated Pro Forma Earnings	$0.89	$1.18

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